Exhibit 10.11

Key Officer Incentive Compensation Plan

City National Bank  has an ongoing commitment to pay for performance, seeking to provide selected colleagues who make meaningful contributions to the Bank’s success with opportunities to earn incentive pay.

Plan Definitions

Annual Base Salary

The semi-monthly gross salary paid to the Participant in the last pay period of the Award Period just concluded, excluding any bonuses (including those that may be paid under this Plan), commissions, or any similar non-salary item, multiplied by 24

Award

A cash distribution to a Participant in accordance with the provisions of the Plan

Bank

City National Bank

Compensation Committee

Compensation, Nominating & Governance Committee of the Board of Directors of the Bank

Corporation

City National Corporation, a Delaware corporation

Net Operating Income

The amount by which in an accounting period operating revenue exceeds operating expenses after income taxes.

Participant

Any eligible colleague of the Bank who has been designated by the Plan Administrator

Plan

This Plan as it may be amended, administered or interpreted from time to time

Plan Administrator

The Strategy and Planning Committee of the Bank or their designee

Plan Year

The period from January 1 through December 31 of any year this Plan is in effect

Strategy and Planning Committee

The officers of the Bank who are appointed as members of the Strategy and Planning Committee by the Board of Directors of the Bank

Target

That amount derived for each Participant by multiplying Participant’s Annual Base Salary by the Target percentages applicable to the Participant

Eligibility

Participants are generally in exempt staff and sales support roles.  Eligibility to participate in the Plan will be limited to selected individuals who meet all of the following criteria:

•                  Classified as an active colleague of City National Bank and actively engaged in providing services throughout the Plan Year and at the time of any payment under the Plan.

•                  Performance at a “3” level (Meets Expectations) or higher throughout the Plan Year and not have been subject to written warning at any time during the Plan Year.

•                  Not be participating in any other non-equity compensation plan of the Bank.

Award Targets

Participants are assigned an Award Target as recommended by Human Resources with management input based on the job position of the Participant and market considerations.  Award Targets as a percentage of base salary are as follows:

Key Officer	Minimum	Target	Maximum
A	0%	20%	40%
B	0%	15%	30%
C	0%	10%	20%
Other	Other targets and ranges may be established by the Plan Administrator in its sole discretion

Company Performance and Plan Funding

Funding for the Plan each Plan Year is based on the performance of the Corporation relative to the financial goal for the Corporation’s Net Operating Income established each year by the Plan Administrator and approved by the Compensation Committee.  When 100% of the Net Operating Income goal is achieved, the Plan will fund at 100% of Award Targets.  Funding for the Plan may be more or less than Targets depending upon the actual Net Operating Income results achieved.  The Plan Administrator has discretion in determining overall Plan funding.

Individual Performance and Award Determination

Individual colleague incentive Awards are based on the colleague’s overall performance of job responsibilities, goals and objectives.  At the beginning of each Plan Year, managers and colleagues develop specific goals and objectives that link colleagues’ contributions to the success of their departments and/or the Bank.  At the end of each performance period, managers will determine an overall performance rating by assessing performance against goals and performance expectations.  Based on the overall performance, colleagues have an opportunity to earn Awards as follows:

Rating	Rating Distribution Guideline	Award Guidelines
5 = Outstanding	Extraordinary performance not commonly achieved.This level of performance is generally achieved by only 10% of all colleagues.	125% - 200% of Target
4 = Above Expectations	Excellent level of performance. This level of performance is generally achieved by 25% of all colleagues.	50% - 150% of Target
3 = Meeting Expectations	Good performance.This level of performance is generally achieved by 50% to 55% % of all colleagues.	0% - 75% of Target

The S&P reserves the right to review and modify Awards (up or down) for Participants.  A colleague’s actual Award may be more or less than the Award Guidelines depending on the colleague’s individual performance, the aggregate amount of funds available for allocation and/or other factors as the Plan Administrator in its discretion may deem appropriate. All Awards are subject to approval by the Plan Administrator in its sole discretion.

Timing and Payment of Award

Awards will be calculated and paid to Participants following the close of the Plan Year and after performance results are reviewed.

•                  Awards, less any legally required or voluntary withholding, will generally be paid 75 days following the Plan Year for which the Awards are calculated.

•                  In order to receive an Award, a Participant must be employed and actively providing service at the time of the payout.

Effective Date of the Plan

This Plan is effective as of January 1, 2008 and will continue in effect, unless and until amended, modified, suspended or terminated.

Administration

The Plan will be administered by the Plan Administrator.  The Plan Administrator shall have sole discretionary authority to interpret the terms of this Plan, to decide any questions concerning eligibility, and to resolve any disputes that may arise under or concerning the Plan or any Plan benefit.  Any disputes arising under or relating in any way to this Plan shall be first submitted in writing to the Plan Administrator. The decisions of the Plan Administrator shall be final.

No Right of Employment

This Plan shall not constitute a contract of employment between the Bank and any person eligible for participation in the Plan.  Each Participant is an at-will employee.  Nothing contained in this Plan (or any Award made pursuant to this Plan) shall confer upon any eligible Participant any right to continue in the employment of the Bank, guarantee payment of any future incentives, or interfere with, affect or restrict in any way, the rights of the Bank, which are expressly reserved, to discharge any employee, at any time for any reason whatsoever, with or without cause.

Partial Period Participation

Transfer or Promotion

A Participant who transfers or is promoted during the Plan Year may be eligible for an Award under one or more Plans as long as he/she meets all eligibility requirements and is employed and actively providing services at the time of the payout.

Leave of Absence

Colleagues who were on a Leave of Absence during the Plan Year may be eligible for an Award and may have their earned incentive amount pro-rated based upon the time worked during the Plan Year.   Colleagues must meet all eligibility requirements and be employed and actively providing services at the time of the payout.

New Hires

Colleagues who were newly hired during the Plan Year may be eligible for an Award and will have their earned incentive amount pro-rated based upon the time worked during the Plan Year.  Colleagues must meet all eligibility requirements and be employed and actively providing services at the time of the payout.

Termination of Employment

When a Participant terminates employment before payment, regardless of the reason (e.g. voluntary, involuntary, job elimination, staff reduction, retirement, total disability, etc.), no Award will be granted or paid.

Amendment, Modification, Suspension, Reinstatement, Termination of Plan

The Plan may be amended, modified, suspended, reinstated, or terminated by the Plan Administrator in its sole discretion without prior notice to the Participant.

Miscellaneous

No Award shall be deemed salary or compensation for the purpose of computing benefits under any employee benefit Plan or other arrangement of the Bank, unless the Plan Administrator, in its sole discretion, shall determine otherwise.

The Human Resources Department shall make available copies of the Plan and all amendments and any administrative rules or procedures to all Participants at reasonable times upon request.

The Plan and the payment of Awards shall be subject to all applicable federal and state laws, rules, and regulations, including the withholding of any federal, state, local or foreign taxes and to such approvals by any government or regulatory agency as may be required.  The terms of the Plan shall be binding upon the Bank and its successors and assigns.